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                                                                      Ex-99.1(b)

                          MERRILL LYNCH RETIREMENT SERIES TRUST

                              Establishment and Designation
                                            of
                      Merrill Lynch Retirement Reserves Money Fund


                 The undersigned, being a majority of the Trustees of Merrill
            Lynch Retirement Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, dated July 15, 1986, as amended (the "Declaration"), of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share ("Shares"), to create a separate Series, within the meaning of said Section 6.2, as follows:


                 1. The Series is designated the "Merrill Lynch Retirement Reserves Money Fund" (referred to herein as the "Money Market Fund").

                 2. Shares of the Money Market Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

                 3.   The purchase price of Shares of the Money Market Fund,
                      the method of determination of net asset value of the Money Market Fund, the price, terms and manner of redemption of Shares of the Money Market Fund, and the relative dividend rights of holders of Shares of the Money Market Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus relating to shares of the Money Market Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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                IN WITNESS WHEREOF, the undersigned have signed this
           instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 31st of December, 1986.



                /s/ Arthur Zeikel                 /s/ Melvin R. Seiden
                ---------------------------       -----------------------------
                Arthur Zeikel                     Melvin R. Seiden
                279 Watchung Fork                 6 Stegman Terrace
                Westfield, New Jersey 07090       Jersey City, New Jersey 07305



                /s/ Howard Hawkins                /s/ Stephen B. Swensrud
                ---------------------------       -----------------------------
                Howard Hawkins                    Stephen B. Swensrud
                33 Meadow Croft Lane              RFD #2 - Box 403
                Greenwich, Connecticut 06830      East Kingston, New Hampshire
                                                                         03827

                /s/ Walter Mintz                  /s/ Harry Woolf
                ---------------------------       -----------------------------
                Walter Mintz                      Harry Woolf
                923 Fifth Avenue                  Olden Farm
                New York, New York 10021          Olden Lane
                                                  Princeton, New Jersey 05840

                The Declaration of Trust establishing Merrill Lynch Retirement Series Trust, dated July 15, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Retirement Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Retirement Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.








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